 Exhibit 99.1

Tel-Instrument Electronics Corp. Reports Net Income of $272,000 or $0.08 per Basic Share for the Second Quarter of Fiscal 2017

East Rutherford, NJ – November 9, 2016 – Tel-Instrument Electronics Corp. (“Tel”, “Tel-Instrument” or the “Company”) (NYSE MKT: TIK), a leading designer and manufacturer of avionics test and measurement solutions, today reported its financial results for the second quarter ended September 30, 2016.
Highlights for Second Quarter of Fiscal Year 2017

•	Revenues decreased 25.6% to $5.08 million from $6.82 million in the second quarter of fiscal year 2016.
•	Gross margin percentage improved to 36.0% versus 32.9% for the comparable quarter in the previous year.
•	Legal expenses increased to $188k versus $108k in the year ago quarter.
•	Operating income decreased to $367k as compared to $916k in the second quarter of fiscal year 2016.
•	Non-GAAP Adjusted EBITDA was $411k as compared to $964k in the second quarter last year.
•	Pre-tax income in the second quarter of $382k versus $370k in the 2016 comparable period.
•	Net Income was $272k, or $0.08 per basic share versus $199k or $0.06 in the second quarter of 2016.
•	$1.8 million reduction in liabilities since March 31, 2016 including the satisfaction of the $720k BCA Mezzanine Fund LLP (“BCA”) warrant liability.

Total sales for the three months ended September 30, 2016 decreased $1,742,361 (25.6%) to $5,076,029, as compared to $6,818,390 for the three months ended September 30, 2015. The decrease in revenues is mostly attributed to the decrease in shipment of the TS-4530A KITS, CRAFT and ITATS units associated with the U.S. Navy programs, which contracts have now been substantially completed. This decrease is partially offset by the shipment of the TS-4530A SETS and CRAFT units sold to Lockheed Martin for the Joint Strike Fighter (“JSF”) program and to other customers. In addition commercial sales increased $247,627 (50.6%) to $737,265 for the three months ended September 30, 2016 as a result of increased sales of the TR-220 and our recently introduced TR-36 commercial Nav/Comm test set.

Gross margin as a percentage of sales increased to 36% for the three months ended September 30, 2016 as compared to 32.9% for the same quarter last year as a result of increased prices for the CRAFT units and the change in sale mix. Gross margin dollars decreased $417,878 (18.6%) to $1,825,588 for the three months ended September 30, 2016 as compared to $2,243,466 for the same period in the prior year primarily as a result of the lower sales.

Selling, general and administrative expenses decreased $8,738 (1.0%) to $875,138 for the three months ended September 30, 2016, as compared to $883,876 for the three months ended September 30, 2015. This decrease was primarily attributed to lower salaries and accrued profit sharing expenses, mostly offset by litigation and expert witness expenses associated with the Aeroflex Wichita, Inc. (“Aeroflex”). Total litigation and expert witness expenses for the quarter were $188,126 as compared to $107,781 for the same quarter last year.

Engineering, research and development expenses increased $140,115 (31.6%) to $583,771 for the three months ended September 30, 2016, as compared to $443,656 for the three months ended September 30, 2015. This reflects increased investment in the new hand-held avionics and radio test set currently under development.

Mr. Jeffrey O’Hara, President and CEO of Tel, stated, “We continue to report solid revenues and profitability despite the substantial completion of the U.S. Army TS-4530A KITS and CRAFT and ITATS units associated with the U.S. Navy programs. Our balance sheet continues to improve and we were able to pay off the $720k warranty liability to BCA while maintaining a solid cash balance. Legal expenses and costs associated with expert testimony continue to be a significant drag on profitability but we expect this litigation to be concluded by the end of this fiscal year. With respect to our Motion to Dismiss filed in late August, we have not yet received a decision from the court.

We have intensified our marketing efforts and increased our investment in research and development. We continue to emphasize the importance of capturing the majority share of the large IFF international market which could generate substantial revenues starting in the 2017/2018 calendar year timeframe. We have been working with our international distributors to ensure that we are well-positioned in this market and are meeting with key customers. To put this in perspective, international orders for the first six months of this fiscal year have only amounted to approximately $250,000 out of our total bookings of $6.9 million. We believe that this booking pace should ramp up next year as there are some large international opportunities now in play. With our wide range of DOD certified Mode 5 test sets, we think we are well positioned to secure the lion’s share of this business.

The commercial avionics industry is undergoing a great deal of regulatory change including the requirement that all aircraft be equipped with ADS-B transponder as well as the introduction of new UAT navigation for the general aviation market. As a result, we are starting to see an increase in bookings for our commercial products such as the TR-220 and TR-36. Moreover, we believe that our new hand-held products, that we are planning to introduce by the end of this fiscal year, will generate increased market share at attractive gross margin levels.

The Company is also targeting the extremely large commercial and military radio test set market which is many times the size of our traditional avionics test market. We are also working closely with our military customers on new potential market opportunities.

We continue to be excited and optimistic about our near and long-term prospects,” Mr. O’Hara concluded.

The Company encourages investors to read its full results of operations as contained in our Quarterly Report on Form 10-Q filed on November 9, 2016 at www.sec.gov.
Conference Call
The Company will host a conference call and webcast today, Wednesday, November 9, 2016 at 9:00 a.m. Eastern Time to discuss the Company’s fiscal second quarter 2017 results.
To access the live webcast, log onto Tel-Instrument’s website at:
https://www.telinstrument.com/learn-about-telinstrument/investor-relations.html.
To participate in the call by phone, dial (877) 407-8035 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8035.
A replay of the teleconference will be available until December 9, 2016 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331.  Callers should use conference ID: 10131.
About Tel-Instrument Electronics Corp.
Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

# # #

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially.  Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:	Joseph P. Macaluso	John Nesbett or Jennifer Belodeau
	Tel-Instrument Electronics Corp.	Institutional Marketing Services (IMS)
	(201) 933-1600	(203) 972-9200
jnesbett@institutionalms.com

TEL-INSTRUMENT ELECTRONICS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2016	March 31, 2016
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$830,534	$972,633
Accounts receivable, net	1,861,256	1,454,361
Inventories, net	3,675,788	4,679,032
Prepaid expenses and other current assets	85,282	128,071
Deferred income tax asset	578,507	578,507
Total current assets	7,031,367	7,812,604

Equipment and leasehold improvements, net	152,431	193,518
Deferred income tax asset – non-current	1,787,622	2,065,126
Other long-term assets	34,158	36,871
Total assets	9,005,578	10,108,119

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	429,660	418,255
Capital lease obligations – current portion	5,981	10,232
Accounts payable and accrued liabilities	1,723,448	2,401,500
Federal and state taxes payable	-	53,623
Deferred revenues – current portion	370,454	48,766
Accrued payroll, vacation pay and payroll taxes	579,578	836,589
Total current liabilities	3,109,121	3,768,965

Subordinated notes payable - related parties	-	25,000
Capital lease obligations – long-term	16,966	20,524
Long-term debt	87,317	304,560
Deferred revenues – long-term	256,088	172,703
Warrant liability – long-term	165,000	1,136,203
Other long-term liabilities	-	7,800
Total liabilities	3,634,492	5,435,755

Commitments

Stockholders’ equity:
Common stock, 4,000,000 shares authorized, par value $0.10 per share, 3,255,887 shares issued and outstanding, respectively	325,586	325,586
Additional paid-in capital	8,091,013	8,074,655
Accumulated deficit	(3,045,513)	(3,727,877)
Total stockholders’ equity	5,371,086	4,672,364
Total liabilities and stockholders’ equity	$9,005,578	$10,108,119

TEL-INSTRUMENT ELECTRONICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015

Net sales	$5,076,029	$6,818,390	$10,418,398	$12,664,309
Cost of sales	3,250,441	4,574,924	6,716,157	8,605,548

Gross margin	1,825,588	2,243,466	3,702,241	4,058,761

Operating expenses:
Selling, general and administrative	875,138	883,876	1,786,882	1,749,564
Engineering, research and development	583,771	443,656	1,168,648	935,788
Total operating expenses	1,458,909	1,327,532	2,955,530	2,685,352

Income from operations	366,679	915,934	746,711	1,373,409

Other income (expense):
Amortization of debt discount	-	-	-	-
Amortization of deferred financing costs	(1,357)	(1,358)	(2,713)	(2,715)
Change in fair value of common stock warrants	34,000	(518,588)	251,203	(450,828)
Interest expense	(17,507)	(25,835)	(35,333)	(55,469)
Total other expense	15,136	(545,781)	213,157	(509,012)

Income before income taxes	381,815	370,153	959,868	864,397

Income tax expense	109,760	170,687	277,504	385,865

Net income	$272,055	$199,466	$682,364	$478,532

Basic income per common share	$0.08	$0.06	$0.21	$0.15
Diluted income per common share	$0.07	$0.06	$0.20	$0.15

Weighted average shares outstanding:
Basic	3,255,887	3,256,887	3,255,887	3,256,887
Diluted	3,266,133	3,260,799	3,267,192	3,262,058

TEL-INSTRUMENT ELECTRONICS CORP.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(Unaudited)

	Three Months	Three Months
	Ended	Ended
	September 30,	September 30,
	2016	2015

Net income	$272,055	$199,466

Income tax provision	109,760	170,687

Depreciation and amortization	36,380	39,959
Amortization of deferred financing costs	1,357	1,358
Change on fair value of common stock warrants	(34,000)	518,588
Interest, net	17,507	25,835
Non-cash stock-based compensation	8,179	8,577

Non-GAAP Adjusted EBITDA	$411,238	$964,470

The term EBITDA consists of net income plus interest, taxes, depreciation and amortization, deferred financing charges, change in fair value of warrants, and non-cash stock-based compensation. EBITDA is not a measure of financial performance under generally accepted accounting principles, and should not be considered in isolation from, or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt, and to fund capital expenditures, and provides investors a helpful measure for analyzing its operating performance. The table above sets forth a reconciliation of EBITDA to net income, which is the most directly comparable measure of financial performance, calculated under generally accepted accounting principles.